Exhibit 99.1

          VaxGen and Genentech Amend Agreement to Facilitate Commercial
                     Introduction of AIDS Vaccine Candidate

BRISBANE, Calif., July 2 - VaxGen Inc. announced today that its May 1, 1996 License and Supply Agreement with Genentech, Inc. has been revised to give VaxGen greater flexibility in commercializing the company's AIDS vaccine candidate. While Genentech maintains its option to market and sell the vaccine candidate in North America, the company has relinquished its option to commercialize it in the rest of the world.

The new agreement also reduces VaxGen's royalty obligations to Genentech for sales to the World Health Organization or United Nations for underdeveloped countries by up to 50% so that the vaccine can be made more widely available there. "This reflects the commitments of VaxGen and Genentech to ensure that AIDSVAX reaches not only the affluent markets but also countries where the AIDS epidemic is at its worst," said Donald P. Francis, M.D., D.Sc., VaxGen's president.

Additionally, the agreement formalized Genentech's previous decision to waive its option to manufacture the vaccine candidate. "VaxGen and Genentech agreed that, given VaxGen's role in advancing the project, VaxGen should have control over the manufacturing of the AIDSVAX vaccine," said Lance K. Gordon, Ph.D., VaxGen's chief executive officer.

The revisions also facilitate VaxGen's ability to pursue international marketing partnerships. "If AIDSVAX proves effective and is licensed, VaxGen intends to sell directly to selected bulk purchasers and to partner with companies with established sales and marketing forces to reach individual customers, including hospitals and physicians," Gordon said.

Lastly, Genentech extended the milestone date associated with VaxGen submitting a license application to the FDA.

Genentech's formal decision not to manufacture AIDSVAX follows VaxGen's announcement earlier this year that it is creating a cGMP manufacturing facility in the South San Francisco area with the capacity to produce at least 10 million doses of AIDSVAX per year. VaxGen's strategy is to initiate commercial manufacture in the South San Francisco facility and then amend its license to include manufacture in a facility being built in Incheon, South Korea, by VaxGen's Celltrion Inc. joint venture. This larger facility is scaled to initially produce in excess of 200 million doses of AIDSVAX per year.

As well as retaining an economic interest in the sales of AIDSVAX, Genentech owns approximately 11% of VaxGen's common shares.
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About VaxGen

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is the only company with AIDS vaccine candidates in Phase III clinical trials. The two trials, involving nearly 8,000 volunteers in North America, Europe and Thailand, are designed to determine if VaxGen's AIDSVAX investigational vaccine can prevent humans from becoming infected with HIV, the virus that causes AIDS. VaxGen expects to announce primary results from the first trial in the first quarter of 2003, with results from the second trial expected about nine months later.

VaxGen is also the largest shareholder of Celltrion, Inc., a company created to provide manufacturing services, principally for products produced in mammalian cell culture. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com. AIDSVAX(R)is a registered trademark of VaxGen.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the progress, costs and results of our Phase III clinical trials; domestic and foreign regulatory approvals of AIDSVAX; the ability to manufacture AIDSVAX; our ability to commercialize AIDSVAX and strike marketing partnerships; our ability to manage our foreign manufacturing joint venture; the timing, and announcement of results of either of our Phase III clinical trials; our beliefs regarding the future success of AIDSVAX and other products currently under development or proposed to be developed. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the headings "Risk Factors" and "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.